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PROXY STATEMENT Table of Contents

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Storage Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2002

Dear Stockholders:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders on Thursday, May 23, 2002, at 10:00 a.m., Mountain Daylight Time, at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202.

I personally look forward to meeting those of you who are able to attend the Annual Meeting. The meeting will begin with a formal business session, followed by a report on our accomplishments during 2001 and our plans for the remainder of 2002. I will be available, along with other StorageTek officers, to answer questions of general interest to stockholders.

We will have available at the sign-in desk a copy of the agenda and rules of conduct for the meeting. We intend to conduct the Annual Meeting in the sequence described in the agenda and to adhere strictly to the rules of conduct.

Even if you are unable to attend the Annual Meeting in person, it is important that you vote on the proposals presented in the Proxy Statement. Detailed voting instructions are included. A prompt response is appreciated.

Thank you for your continued interest in StorageTek.

Sincerely,

Patrick J. Martin Chairman of the Board, President and Chief Executive Officer

STORAGE TECHNOLOGY CORPORATION
One StorageTek Drive
Louisville, Colorado 80028-0001
(303) 673-5151

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2002

Time:	10:00 a.m. Mountain Daylight Time on Thursday, May 23, 2002
Place:	Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202

At the meeting, you will be asked to:

  1.
  Elect eight directors, to serve for a one-year term;

  2.
  Consider three stockholder proposals; and

  3.
  Consider any other business matters that may properly come before the meeting.

Stockholders of record at the close of business on April 3, 2002 are entitled to vote at the Annual Meeting and any adjournment or postponement. The only class of securities eligible to vote at the Annual Meeting is StorageTek's common stock.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy R. Schulte Assistant Secretary Louisville, Colorado April 16, 2002

YOUR VOTE IS IMPORTANT

We invite each of you to attend the Annual Meeting, but regardless of whether you attend, we urge you to vote in advance. You may use the Internet, telephone, or proxy card to vote in advance.

PROXY STATEMENT

Table of Contents

VOTING PROCEDURES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1—ELECTION OF DIRECTORS
BOARD ORGANIZATION
STOCKHOLDER PROPOSALS
Proposal 2—Stockholder proposal regarding cumulative voting
Proposal 3—Stockholder proposal regarding prior notice of stockholder nominees
Proposal 4—Stockholder proposal regarding two nominees for each directorship position to be filled
COMPENSATION OF EXECUTIVE OFFICERS
Summary compensation table
Stock option grants table
Stock option exercises and year-end value table
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
INDEBTEDNESS OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT ACCOUNTANTS
FEES PAID TO INDEPENDENT ACCOUNTANTS
PERFORMANCE GRAPH
OTHER MATTERS
DEADLINES FOR STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

STORAGE TECHNOLOGY CORPORATION
PROXY STATEMENT

This Proxy Statement relates to the solicitation of proxies by the Board of Directors of Storage Technology Corporation for use at the Annual Meeting of Stockholders, to be held on Thursday, May 23, 2002, at 10:00 a.m. Mountain Daylight Time, at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202.

VOTING PROCEDURES

Who may vote

You may vote your StorageTek common stock if you owned the shares at the close of business on April 3, 2002, our record date. At the close of business on that day, 105,177,004 shares were outstanding and entitled to vote. For each share of common stock you own, you may cast one vote for each nominee for director and one vote on each of the three stockholder proposals.

This Proxy Statement, a proxy card, the 2001 Summary Annual Report, and the Annual Report on Form 10-K for the 2001 fiscal year are first being mailed to the stockholders beginning on or about April 16, 2002.

Voting procedures for record holders

You are the owner of record if you hold a stock certificate in your name for StorageTek's common stock. If you attend the meeting, you can vote in person. There are three ways you can vote by proxy:

  1.
  Access the Internet address on the proxy card;
  2.
  Call the toll-free telephone number listed in the voting instructions attached to the proxy card; or
  3.
  Complete, sign, date and return the enclosed proxy card.

You have been given a control number on your proxy card to use if you vote by Internet or telephone. This number is used to authenticate your identity and your vote.

Voting procedures for shares in street name

If your shares of StorageTek common stock are held in the name of a brokerage house or financial institution, you are a beneficial owner and the brokerage house or the financial institution holding your shares is the record holder. This is often referred to as being held in "street name." You need to follow the voting directions given by the brokerage or financial institution. If you hold shares in street name and you intend to vote at the Annual Meeting, you must bring an executed Power of Attorney or proxy in your name and signed by the record holder. Contact your broker or financial institution for this information.

Voting of proxies

If you vote by proxy prior to the Annual Meeting, your proxy will be voted as you instruct. If you vote by proxy, but do not indicate a vote on a particular proposal, your shares will be voted "FOR" all of the nominees for director set forth in this Proxy Statement, "AGAINST" each of the three stockholder proposals, and in accordance with the recommendation of the Board of Directors on any other matters properly brought before the meeting.

Revoking or changing your vote

You may revoke your proxy or change your vote at any time before the final vote at the meeting. If you are the owner of record, you may do this by: (a) giving written notice of revocation to the Secretary of the Company, One StorageTek Drive, Louisville, Colorado 80028-0001; (b) signing another valid proxy bearing a later date; (c) voting at a later date by telephone or by using the Internet; or (d) voting in person at the meeting. If you hold stock in street name, you need to contact your broker or financial institution for information on how to revoke your proxy or change your vote.

Solicitation of proxies

We have retained Georgeson Shareholder to solicit proxies at a cost of approximately $6,000 plus certain out-of-pocket expenses. If we request Georgeson to perform additional services, Georgeson will bill us at its usual rates. In addition, we will reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. Certain directors, officers and other employees may make further solicitation. This solicitation may be by telephone, mail or other means of communication, for which no additional compensation will be paid.

Quorum

A quorum must be present in person or represented by proxies in order for StorageTek to conduct business at the Annual Meeting. A quorum consists of a majority of the shares of common stock issued and outstanding on April 3, 2002 (excluding treasury stock). All shares that are voted "FOR," "AGAINST" (including abstentions), or "WITHHOLD FROM" any matter will count for purposes of establishing a quorum.

Abstentions

Abstentions will count as votes present at the meeting and will have the same effect as a vote against a matter. While there is no definitive statutory or case law authority in Delaware, StorageTek's state of incorporation, as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both: (a) the total number of votes present, for the purpose of determining whether a quorum is present; and (b) the total number of votes present that are cast with respect to a matter (other than in the election of the Board of Directors). In the absence of controlling precedent to the contrary, StorageTek intends to treat abstentions in this manner.

Broker non-votes

On certain proposals—called discretionary proposals—a brokerage firm or financial institution may vote shares that it holds on behalf of beneficial owners even if the beneficial owners do not direct them as to how to vote.

Based upon New York Stock Exchange rules, the principal exchange on which our common stock is traded, we believe that Proposal 1, Election of Directors, is considered a discretionary proposal. Unless the beneficial owner provides voting instructions to the record holder at least 10 days prior to the Annual Meeting, the record holder (a brokerage or financial institution) may vote the shares of common stock held in street name as the record holder deems appropriate in the election of directors.

Under the Exchange rules, the stockholder proposals are not considered discretionary and brokerage firms and financial institutions may not vote shares held in street name on these proposals without specific instructions from the beneficial owners.

The term "broker non-vote" refers to shares held in street name that are not voted on a particular matter. Broker non-votes generally occur because the beneficial owner did not give any instructions to the broker on how to vote on a non-discretionary matter. We intend to count broker non-votes as votes present for the purpose of determining a quorum, but broker non-votes will not be counted as votes cast on the matters on which the record holder has not expressly voted. Thus, broker non-votes will not affect the outcome of voting on the stockholder proposals presented in this Proxy Statement.

Vote required for approval of proposals

Election of directors

Directors are elected by a plurality. The eight persons who receive the highest number of "FOR" votes will be elected as directors. A vote to "WITHHOLD FROM" any director will be counted for purposes of determining the votes present, but will have no other effect on the outcome of the vote on the election of directors.

Stockholder proposals

Each of the stockholder proposals will require a majority of votes cast to be approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows beneficial ownership of StorageTek common stock as of April 3, 2002 by: (a) each director and nominee; (b) the Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers"); (c) all current directors and executive officers as a group; and (d) the entities that have reported owning more than 5 percent of our outstanding common stock.

Name	Number of shares beneficially owned(1)	% of outstanding shares(2)
Directors and nominees
James R. Adams	41,277	*
William L. Armstrong	101,544	*
Charles E. Foster	1,000	*
William R. Hoover	99,123	*
William T. Kerr	61,109	*
Robert E. La Blanc(3)	86,061	*
Robert E. Lee	49,364	*
Richard C. Steadman	78,003	*
Named Executive Officers
Angel P. Garcia	14,375	*
Robert S. Kocol	139,010	*
Patrick J. Martin**	1,030,000	1.0
Michael R. McLay	79,385	*
Bruce S. Taafe	0	*
Current executive officers and directors as a group (17 persons)	2,137,730	2.0
Beneficial owners of more than 5%
Dodge & Cox(4)	10,943,943	10.4
Iridian Asset Management LLC(5)	6,983,551	6.6

*
Less than 1 percent
**
Also serves as a director

(1)
Unless otherwise noted, the persons named have sole voting and dispositive power over the shares shown as owned by them. Includes stock options that are exercisable by June 2, 2002 for shares of common stock, as follows: Mr. Adams, 23,000; Mr. Armstrong, 36,000; Mr. Hoover, 86,000; Mr. Kerr, 48,667; Mr. La Blanc, 46,001; Mr. Lee, 41,001; Mr. Steadman, 46,001; Mr. Kocol, 94,997; Mr. Martin, 790,000; Mr. McLay, 58,938; and 10 current executive officers and seven non-employee directors, 1,461,346. Includes common stock equivalents held by the directors that will be settled in shares of common stock upon each director's resignation or other termination (or one year after such resignation or other termination) as follows: Mr. Armstrong, 11,544; Mr. Hoover, 2,494; Mr. Kerr, 11,242; Mr. Lee, 6,195; and Mr. Steadman, 898. Includes 5,710 common stock equivalents held by one current executive officer through a deferred compensation plan.

(2)
The percentage is calculated using 105,177,004 shares of common stock outstanding on April 3, 2002.

(3)
Mr. La Blanc disclaims beneficial ownership of 60 shares held by his daughter.

(4)
This information was obtained from Amendment No. 3 to Schedule 13G, filed with the Securities and Exchange Commission on February 8, 2002, by Dodge & Cox, One Sansome Street, 35th Floor, San Francisco, California 94104. Represents shares that are beneficially owned by institutional clients of Dodge & Cox, an investment advisor. Dodge & Cox has sole dispositive power over all the shares listed, sole voting power with respect to 10,266,993 shares, and shared voting power with respect to 121,400 shares.

(5)
This information was obtained from a Schedule 13G, filed with the Securities and Exchange Commission, on February 1, 2002 by Iridian Asset Management LLC, 276 Post Road West, Westport, Connecticut 06880 on behalf of a group. Represents shares that are directly held as follows: Iridian Asset Management LLC, 6,188,851; First Eagle Fund of America, 523,400; Iridian Partners Fund, L.P., 62,400; Iridian Investors, L.P., 64,800 and Iridian Private Business Value Equity Fund, L.P., 144,100. Each of David L. Cohen and Harold J. Levy has shared voting and dispositive power over all 6,983,551 shares. Each of Iridian Asset Management LLC, LC Capital Management, LLC, and CL Investors, Inc. has shared voting and dispositive power over 6,460,151 shares. COLE Partners LLC has shared voting and dispositive power over 271,300 shares. Iridian Partners Fund, L.P. has shared voting and dispositive power over 62,400 shares. Iridian Investors, L.P. has shared voting and dispositive power over 64,800 shares. Iridian Private Business Value Equity Fund, L.P. has shared voting and dispositive power over 144,100 shares.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors are elected at the Annual Meeting to hold office until the next Annual Meeting or until their respective successors are elected and qualified. The Board of Directors has previously fixed the number of directors at eight. The Board has nominated James R. Adams, William L. Armstrong, Charles E. Foster, William T. Kerr, Robert E. La Blanc, Robert E. Lee, Patrick J. Martin and Richard C. Steadman as directors.

The nominees, except for Mr. Foster, are current directors. If, at or prior to the time of the Annual Meeting, one or more of the nominees becomes unavailable to serve, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board. Each of the nominees has agreed to serve if elected and the Board knows of no reason why any nominees for director will be unavailable or unable to serve.

Board of Directors recommendation on Proposal 1

The Board of Directors unanimously recommends a vote "FOR" the election of each of the named nominees.

Information about the nominees for the Board of Directors

James R. Adams; age 62
Retired Chairman, Texas Instruments Incorporated

Director since 1999; Chairman of Texas Instruments, a semiconductor, tools and software company, 1996 to 1998; Group President, SBC Communications Inc., a communications company, 1992 to 1995; President and Chief Executive Officer of Southwestern Bell Company, 1988 to 1992. Director, Texas Instruments and Inet Technologies, Inc.

William L. Armstrong, age 65
Chairman, Cherry Creek Mortgage Company

Director since 1991; Chairman of Cherry Creek Mortgage Company since 1991, El Paso Mortgage Company since 1993, Centennial State Mortgage Company since 1994, and Transland Financial Services, Inc. since 1996; Chairman of Frontier Real Estate, a residential real estate company, 1994 to 1999; United States Senator for the State of Colorado, 1979 to 1991. Director, UnumProvident Corporation, Helmerich & Payne, Inc., and the Denver-based OppenheimerFunds, Inc.

Charles E. Foster, age 65
Retired Chairman of the Board, President and Chief Executive Officer, Prodigy Communications Corporation

Chairman of the Board, Prodigy Communications Corporation, an Internet services provider, from 2000 to 2001; President and Chief Executive Officer of Prodigy from 2000 to 2001; Group President, National Operations of SBC Communications Inc. from 1995 to 2000. Director of Amdocs Limited.

William T. Kerr, age 60
Chairman and Chief Executive Officer, Meredith Corporation

Director since 1998; Chairman and Chief Executive Officer of Meredith Corporation, a media and marketing company, since 1998; President and Chief Executive Officer of Meredith Corporation, 1997, and President and Chief Operating Officer, 1994 to 1996; President of the Magazine Group and Executive Vice President of Meredith Corporation, 1991 to 1994. Director, Meredith Corporation, Principal Financial Group, and Maytag Corporation.

Robert E. La Blanc, age 68
President, Robert E. La Blanc Associates, Inc.

Director since 1979; Founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, since 1981; previously Vice Chairman of Continental Telecom Corporation; previously a general partner at Salomon Brothers, Inc. Director, Chartered Semiconductor Manufacturing Ltd., Salient 3 Communications, Inc., The Titan Corporation, and a family of Prudential Mutual Funds.

Robert E. Lee, age 66
President, Glacier Properties, Inc.

Director since 1989; President of Glacier Properties, Inc., a private investment firm since 1986; Executive Director Emeritus of The Denver Foundation, a community foundation, since 1996; Executive Director of The Denver Foundation, 1989 to 1996; previously Chairman of First Interstate Bank of Denver. Director, Meredith Corporation, ING North American Insurance Holdings, Inc., and Financial Investors Trust.

Patrick J. Martin, age 61
Chairman, President and Chief Executive Officer, Storage Technology Corporation

Director since 2000; Chairman of the Board of Directors, President and Chief Executive Officer of StorageTek since July 2000; Corporate Senior Vice President/President—North American Solutions Group of Xerox Corporation, a document products and services company, 1999 to 2000; Corporate Senior Vice President/President—Developing Markets Operations of Xerox, 1998 to 1999; Corporate Vice President/President—Canadian and Americas Operations, Xerox, 1996 to 1998. Director, Accelio Corporation.

Richard C. Steadman, age 69
Private Investor

Director since 1970; lead independent director since 2000; previously Chairman of the Board of Directors of National Convenience Stores, Inc., a retail chain; private investor since 1981.

BOARD ORGANIZATION

Meetings of the Board of Directors

The Board held seven meetings during fiscal year 2001. Each director attended at least 75 percent of the meetings of the Board and the committees of the Board on which he served.

The Board has a standing Audit Committee, Governance and Nominating Committee, and Human Resources and Compensation Committee. In addition, in 2001 the Board created two single-person committees with authority to grant equity awards to employees: the CEO Compensation Committee and the Compensation Chairman Committee. Except for Mr. Martin, none of the committee members has ever been an employee of the Company. Mr. Steadman is the lead independent director.

Committees of the Board of Directors

	Audit Committee	Governance and Nominating Committee	Human Resources and Compensation Committee	Compensation Chairman Committee	CEO Compensation Committee
James R. Adams	X (through March 2001)	X (commencing September 2001)	X (commencing March 2001)
William L. Armstrong		X*	X
William R. Hoover(1)	X	X
William T. Kerr			X
Robert E. La Blanc	X
Robert E. Lee		X	X*	X
Patrick J. Martin					X
Richard C. Steadman	X*
*
Indicates committee chairman
(1)
Mr. Hoover is retiring and not standing for re-election.

Audit Committee

The Audit Committee recommends to the Board whether to include our audited financial statements in our Annual Report on Form 10-K and monitors StorageTek's financial reporting activities. The Audit Committee is also generally responsible for reviewing: (a) the independent auditor's audit plans and results; (b) internal audit's audit plan and findings; (c) internal control matters; and (d) the appropriateness of StorageTek's significant accounting policies. The Audit Committee operates under a charter approved by the Board of Directors in September 2000.

During 2001, the Board reviewed the New York Stock Exchange's rules governing audit committees and has determined that all members of the Audit Committee are independent within the meaning of the Exchange's rules. The Board has, in its business judgment, determined that all members of the Audit Committee are financially literate and at least one of the members has accounting or related financial management expertise.

The Audit Committee met five times during 2001.

Governance and Nominating Committee

The Governance and Nominating Committee is generally responsible for making recommendations to the Board regarding: (a) potential candidates for election to the Board; (b) the size, composition, organization and structure of the Board; and (c) membership of Board committees. The Nominating Committee also reviews issues related to corporate governance and the Board's performance.

Stockholders may recommend director nominees to the Nominating Committee. These recommendations should be directed to the Chairman of the Governance and Nominating Committee, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-0001. The Nominating Committee will determine whether to include any stockholder-proposed nominee in its recommended slate of director candidates.

Under StorageTek's Bylaws, a stockholder may make nominations for director at an Annual Meeting, but only if you provide us with written notice of your intent between 60 and 90 days prior to the Annual Meeting. Written notice should be addressed to the Corporate Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-0001. Your notice must include: (a) the name, age, business address and residence address of the nominee; (b) the principal occupation or employment of the nominee; (c) the class and number of shares of StorageTek which are owned by the nominee; and (d) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors under applicable federal securities law. You must also include your name, address and number of shares of StorageTek common stock that you beneficially own.

The Nominating Committee met four times during 2001.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee is generally responsible for: (a) evaluating the performance of executive management; (b) reviewing compensation policies for the officers and other employees; (c) administering and determining awards under equity and bonus programs; and (d) monitoring compliance with our internal diversity programs and with federal, state and local equal employment opportunity laws and regulations.

The Compensation Committee met 10 times during 2001.

Compensation Chairman Committee and CEO Compensation Committee

The Compensation Chairman Committee is authorized to approve equity awards to the company's executive officers, except for the CEO. The CEO Compensation Committee is authorized to approve equity awards to employees who are not executive officers. The CEO Compensation Committee can approve up to a maximum of 50,000 stock options and 25,000 restricted shares of common stock to any single individual and up to 250,000 stock options and 62,500 restricted shares of common stock in the aggregate during any calendar quarter.

The Compensation Chairman Committee acted two times during 2001. The CEO Compensation Committee acted 11 times during 2001.

Director compensation

Cash compensation and benefits

We pay each director who is not a StorageTek employee an annual retainer of $27,000 plus $1,000 for each Board and committee meeting attended. Committee chairmen and the lead independent director are paid additional annual retainers of $5,000. Directors are reimbursed for travel and other business expenses. Non-employee directors may elect to defer receipt of all or a portion of their cash compensation and they may also receive limited reimbursement for certain medical and dental coverage.

Stock in lieu of fees

Directors may elect to receive a portion of their compensation in shares of common stock or common stock equivalents. Directors are required to hold a minimum of 2,500 shares of common stock and/or common stock equivalents. A non-employee director who has not achieved this ownership will receive a minimum of 50 percent of his or her annual retainer in the form of common stock or common stock equivalents until he or she has achieved the minimum stock ownership goal. Each current director owns at least 2,500 shares of common stock and/or common stock equivalents.

Stock options

Under our current stock option plan for non-employee directors, each non-employee director is automatically granted stock options to purchase 25,000 shares of common stock upon his or her initial election or appointment, with 5,000 shares vesting six months after the grant date and 20,000 shares vesting one-sixth per year.

Non-employee directors elected after May 22, 1998 also receive annual stock options to purchase 4,000 shares of common stock through their tenth anniversary of election to the Board. On their eleventh anniversary and each subsequent anniversary, non-employee directors receive annual stock options to purchase 5,000 shares. Annual stock option grants vest one-third per year.

Stock options granted to non-employee directors are non-qualified options, with an exercise price equal to the fair market value of the common stock on the date of grant. Vesting of the stock options is accelerated for retiring directors or in the event of a director's death. All options expire 10 years from the date of grant. The period in which a former director may exercise an option after termination depends upon when the grant was made, how long the person served as a director and whether the termination was upon death, disability, retirement or other reasons and ranges from six months after termination date to the original 10-year term of the stock option.

During fiscal year 2001, the following directors received stock options, in each case with an exercise price of $15.90 per share in the following share amounts: Messrs. Adams and Kerr, 4,000 shares; and Messrs. La Blanc, Lee and Steadman, 5,000 shares.

STOCKHOLDER PROPOSALS

In addition to Proposal 1, election of directors, there are three stockholder proposals included in this Proxy Statement. The stockholder proposals contain assertions about StorageTek or applicable law that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, the Board has recommended a vote against the stockholder proposals for the broader policy reasons discussed following each proposal.

The Board of Directors of StorageTek strongly disagrees with the adoption of each of the stockholder proposals below and asks stockholders to read the Board's responses, which follow each stockholder proposal.

Proposal 2—Stockholder proposal regarding cumulative voting

The author and proponent of the following stockholder proposal is Dr. Seymour Licht, P.E., P.O. Box 4383, Scottsdale, Arizona 85261. The proponent owns 2,613 shares of StorageTek common stock individually or as a joint tenant, and has approximately a 40 percent equity interest in See More Light Investments, a general partnership that owns 40,513 shares of StorageTek common stock. The stockholder proposal is quoted verbatim in full in italics, below.

"Stockholder Proposal

This stockholders' proposal requests/recommends that the Board of Directors takes the necessary steps to modify the Corporate By-laws specifically Article II Section 8 and Article V Section (C)(3) of StorageTek's Certificate of Incorporation to permit "Cumulative Voting" for the election of Directors. This modification if implemented will become effective at the 2003 annual stockholder meeting.

Supporting Statement

This exact same Stockholder Proposal was submitted by Dr. Seymour Licht to StorageTek's stockholders for voting at the 2001 Annual Meeting. With 100,859,000 shares of stock outstanding at said meeting the proposal received over 35 million shares voting in favor and approximately 40 million shares voting against the proposal. If approximately 2.5 million shares at the 2002 annual meeting were to change their vote from rejection to accepting the exact same proposal the proposal would pass, and at the 2003 Annual Meeting the stockholders of StorageTek will them be able to use Cumulative Voting to elect the candidates to the Board of Directors.

The present system for the election of board members is designed with the intention to be a self perpetuating system. The only party that has the authority to nominate a list of candidates to be included in StorageTek's Proxy Statement for election to the Board is the Board's Nominating Committee. This Nominating Committee is composed of present Board Members who each year nominate themselves for re-election. It is only this slate of candidates that appear in StorageTek's Proxy Statement unopposed and sent to the stockholders for voting.

It is economically impossible for an opposing group of stockholders to present an opposing slate of candidates to the stockholders for voting for the following reasons:

  1)
  Present management will only include in StorageTek's Proxy Statement the list of candidates nominated by the Board of Directors' nomination committee;

  2)
  The only way that an opposing slate of candidates can be put before the stock holder for voting is that a separate "Proxy Statement and ballots" be prepared by the candidates/and their proponent and sent to all of the present stockholders at the candidates/proponent's expense;

  3)
  StorageTek has informed Licht that they incurred the following expenses relating to the distribution of their Proxy Statement and Ballots for voting by the stockholders;

ANNUAL MEETING

2000	2001
$106,500.00	$110,000.00

It is therefore reasonable to assume that the submission of an alternate slate of candidates to all of StorageTek's stockholders by an individual or group of stockholders would require the expenditure of at least $110,000.00.

If Cumulative Voting were permitted for election of Directors assuming a ten (10) member board each share holder would then have 10 votes to either vote for ten individuals candidates or vote all ten votes for a single individual, such as a person who would be nominated by a stockholder from the floor at the Annual Meeting. The direct result would be that individuals other than those nominated by the Board's Nominating Committee could be elected to the board."

Board of Directors response to Proposal 2

The Board of Directors believes that cumulative voting for the election of directors would not serve the best interests of the stockholders.

The Board firmly believes that cumulative voting would threaten to undermine the effective functioning of the Board. It is the duty of the Board to represent the interests of all stockholders, without any special loyalty to any one group. Cumulative voting is undesirable because a director elected by a particular group of stockholders may be primarily concerned with representing the interests of the narrow constituency that elected him or her rather than representing the interests of all stockholders. The Board does not believe that a narrow constituency of stockholders should be given such an advantage over the stockholders as a whole. Directors should be elected based on their ability and commitment to represent the best interests of all stockholders. The Board believes that this goal is best served when each director is elected by a plurality of the stockholders.

Board of Directors recommendation on Proposal 2

The Board of Directors unanimously recommends a vote "AGAINST" Proposal 2, the stockholder proposal regarding cumulative voting described above.

Proposal 3—Stockholder proposal regarding prior notice of stockholder nominees

The authors and proponents of the following stockholder proposal are Larry M. and Tovah L. Licht, 7446 East Mariposa, Scottsdale, Arizona 85255. The proponents own 200 shares of StorageTek common stock as joint tenants and have approximately a 10 percent equity interest in See More Light Investments, a general partner that owns 40,513 shares of StorageTek common stock. The stockholder proposal is quoted verbatim in full in italics, below.

"Stockholder Proposal

It is hereby requested that the Board of Directors modify Article #3 Section #2 of its current By-laws to eliminate the requirement that an individual stockholder must inform management within a certain specified 30-day window as defined in Article III Section #2 of his intent to nominate an individual to the Board of Directors at the Annual Meeting. This modification will permit any eligible stockholder the right to nominate a candidate for Board membership at the Annual Meeting without prior notification of management.

Supporting Statement

Article #3 Section #2 of StorageTek's present By-law's states:

  "Only persons who are nominated in accordance with the procedures set forth in Section #2 of Article III shall be eligible for election as directors. Nomination of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this section 2 of Article III. Such nomination, other than those by or at the direction of the board of Directors, shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting,.  .  .  .  .  .  .  .  .  .  ."

It is the proponents' position that StorageTek Corporation belongs to the stockholder and that management including the Board of Directors serves at the convenience of the stockholders. If at any time the stockholders are dissatisfied with the performance of management, they have the right to replace them starting with the Board of Directors. The change of the board membership is done by the election process by the stockholders. In order to accomplish this change the stockholders must be given a choice of candidates.

Black's Law dictionary defines the word "ELECTION" as follows:

  "The act of choosing or selecting one or more from a greater number of person, things, course, or rights. The choice of an alternative."

Management does not have either the right or authority to approve or disapprove of the nomination of board members by the stockholders.

Presently the only way an individual stockholder can nominate a candidate is first to inform management during the 30-day window prior to the Annual Meeting of his intention to nominate an individual as a candidate at the upcoming Annual Meeting. The actual nomination however would occur at the forth coming Annual Meeting.

What logical purpose dose it serve to have management require that they must be notify within a narrow 30 day window of the intent of a stockholder to nominate a candidate? The reason for this requirement is obvious. It is to make it impossible for any candidate except those nominated by the Board of Directors Nominating Committee to be elected to the Board."

Board of Directors response to Proposal 3

The Board of Directors believes that eliminating the notice requirement contained in Section 2 of Article III of our Bylaws would not serve the best interests of the stockholders. The notice requirement is necessary for the orderly and efficient conduct of the annual meeting of the stockholders. Details of the notice requirement are described in this Proxy Statement under the heading "BOARD ORGANIZATION, Committees of the Board of Directors, Governance and Nominating Committee." The information required in the notice permits us to: (a) review the qualifications of the proposed nominee and consider whether there are any potential conflicts of interest or other issues of which the stockholders should be made aware prior to voting; and (b) determine whether the person making the nomination is a holder of record of StorageTek common stock as only record holders are permitted to nominate persons in this way.

Board of Directors recommendation on Proposal 3

The Board of Directors unanimously recommends a vote "AGAINST" Proposal 3, the stockholder proposal regarding prior notice of stockholder nominees described above.

Proposal 4—Stockholder proposal regarding two nominees for each directorship position to be filled

The author and proponent of the following stockholder proposal is Ms. Elaine M. Licht, P.O. Box 4383, Scottsdale, Arizona 85261. The proponent owns 2,613 shares of StorageTek common stock individually or as a joint tenant, and has approximately a 40 percent equity interest in See More Light Investments, a general partnership that owns 40,513 shares of StorageTek common stock. The stockholder proposal is quoted verbatim in full in italics, below.

"Stockholder Proposal

"It is hereby requested that the Board of Directors of StorageTek promptly adopt a resolution amending Article III Section #2 of StorageTek' Bylaws requiring that the Board of Director's "Nominating Committee" nominate a minimum of two candidates for each directorship to be filled by the voting of stockholders at the Annual Meetings. This stockholder's proposal if approved will become effective at the 2003 Annual Meeting."

Supporting Statement Submitted by Elaine M. Licht

At the present time Stockholders of StorageTek do not "elect" directors. Directors are selected by incumbent directors, the "Nominating Committee," whose names are then submitted to the stockholders for voting via the corporation "Proxy." The Proxy Statement only contains the names of candidates submitted by the Nominating Committee and the number of candidates is always exactly equal to the number of Board vacancies to be filled. The Nominating Committee in the past has consistently nominated all present board members wishing to be reelected. A plurality of the stockholders voting is all that is required for the candidates nominated by the Nominating Committee to be elected. Since there are no opposing candidates for the stockholders to vote for, the slate of candidates selected by the Nominating Committee would be elected when a single stockholder who owns one share of stock would vote for each of the candidates. Each of the unopposed candidates would then have a plurality of one vote which is sufficient for election.

The term "Election of Directors" is misused in StorageTek's proxy materials in the selection of members of the board of Directors. The term is inappropriate and it is misleading. With no choice of candidates, there is no election. Management will not include any other candidate's name nominated by a StorageTek stockholder in StorageTek's Proxy Statement. It is also economically unfeasible for any other individual or group of stockholders to submit an opposing slate of candidates to the stockholders for election for board membership. The approval of this proposal will provide StorageTek's stockholders with a choice of director candidates and will provide stockholders with "Duly Elected Representatives" as opposed to self-appointed representatives.

In a democracy, those who govern are duly elected by those whom they represent—and they are accountable to those who elect them. Continuing in office requires satisfying constituents/stockholders, not just nominators!.

As long as incumbents are permitted to select and to propose only the number of so-called "candidates" as there are directorships to be filled—and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors there will be no practical means for stockholders to bring about director turn over—until this or a similar proposal is adopted.

The Benefits that will accrue to StorageTek's stockholders by having Directors that are democratically-elected, and who are willing to have their respective qualifications reviewed and considered carefully by stockholders, far outweigh any argument raised by those accustomed to be self perpetuating.

Lastly by the adoption of this proposal the vote of stockholders will be dispositive in the selection of Board directors

Please Vote For This Proposal."

Board of Directors response to Proposal 4

The Board of Directors believes that requiring the Board to nominate more than one candidate for each director position to be filled by the stockholders at the annual meeting of stockholders would not serve the best interests of the stockholders.

The Board of Directors believes that StorageTek's current process for nominating and electing directors is the most appropriate method for ensuring that the Board is composed of highly qualified members. The Governance and Nominating Committee, which is composed solely of non-employee directors, recommends to the Board a slate of candidates to be presented on behalf of the Board for election by the stockholders at the annual meeting of stockholders. In making that recommendation, the Nominating Committee takes into consideration the experiences and skill of the candidates and the overall makeup of the Board. The Nominating Committee and the Board owe the stockholders a fiduciary duty to use their business judgment in making their recommendations.

The proposal would require the directors, through the Nominating Committee, to nominate at least two candidates for each director position every year, regardless of the situation, even if it would be contrary to their business judgment to do so. This would prevent the directors from fulfilling their fiduciary duties to the stockholders. If, for example, the Board found there were not a sufficient number of willing, qualified candidates to nominate two persons for each seat, it would nevertheless be required to nominate an unqualified person for one or more directorships. Similarly, if a stockholder were conducting a proxy contest with a slate of directors to compete with the Board's nominees, the Nominating Committee would still be required to nominate at least two candidates for each position, even though in so doing, the likelihood of the Nominating Committee's nominees being elected may be reduced. The proposal is also likely to have the effect of discouraging many qualified persons from accepting a nomination knowing the type of election proposed.

In addition to these problems, the proposal is not necessary because there are currently a number of methods by which a stockholder who wishes to nominate an individual for election as a director may do so under the company's Bylaws and the laws of the State of Delaware, StorageTek's state of incorporation. First, a stockholder may propose a candidate to the Nominating Committee. Second, if certain notice requirements are met, a stockholder may nominate a candidate either from the floor of the annual meeting or through filing and distributing his or her own proxy statement in compliance with the rules and regulations of the Securities and Exchange Commission.

Board of Directors recommendation on Proposal 4

The Board of Directors unanimously recommends a vote "AGAINST" Proposal 4, the stockholder proposal regarding two nominees for each directorship position to be filled described above.

COMPENSATION OF EXECUTIVE OFFICERS

Summary compensation table

The following table sets forth the compensation earned by the Chief Executive Officer ("CEO") and each of our other four most highly compensated executive officers (based on base salary plus bonus) who were serving as such as of December 28, 2001 (collectively with the CEO, the "Named Executive Officers") for each of the last three fiscal years in which such person was an executive officer of StorageTek.

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(2)	Other Annual Compensation ($)(3)		Restricted Stock Awards ($)(4)	Securities Underlying Options(#)	All Other Compen-sation ($)(5)
Patrick J. Martin Chairman of the Board, President and Chief Executive Officer	2001 2000	800,000 366,154	1,070,000 2,400,000	346,643 160,256	(6)	0 2,168,750	160,000 1,000,000	49,116 30,158
Angel P. Garcia Vice President, Growth Markets and Global Services	2001	127,884	365,300	103		142,000	70,000	273
Robert S. Kocol Corporate Vice President and Chief Financial Officer	2001 2000 1999	293,462 290,000 302,361	206,790 200,395 0	351 124 N/A		0 0 94,906	58,000 0 136,516	26,728 17,406 14,661
Michael R. McLay Vice President, U.S./Canada Sales and Services	2001	295,882	207,000	4,051		0	55,000	1,660
Bruce S. Taafe Former Vice President and General Manager, International Sales and Services	2001 1999	500,000 308,439	0 75,000	9,601 267,020		0 0	0 124,111	1,350 10,286

(1)
Mr. Martin was named Chairman of the Board, President and Chief Executive Officer of StorageTek in July 2000. Mr. Garcia and Mr. McLay became executive officers during 2001. Mr. Taafe was an executive officer during 2001 and 1999, but not during 2000.

(2)
Salary and bonus are reported in the year earned even if not actually paid until a subsequent year.

(3)
Perquisite amounts are reported in this column only if the total value of such perquisites for the Named Executive Officer equals or exceeds the lesser of: (a) $50,000; or (b) 10 percent of the Named Executive Officer's annual salary and bonus. In addition to perquisites and personal benefits, Other Annual Compensation also includes grossed-up reimbursements, if any, for the payment of taxes.

(4)
As of December 28, 2001, the aggregate number of restricted shares held by the Named Executive Officers and their fair market values (based upon the December 28, 2001 closing price of $20.48) were as follows: Mr. Martin, 50,000 shares valued at $1,024,000; Mr. Garcia, 10,000 shares valued at $203,800; Mr. Kocol, 834 shares valued at $16,997; Mr. McLay, 4,391 shares valued at $89,614; and Mr. Taafe, 0 shares.

  On July 11, 2000, Mr. Martin received a restricted stock grant of 100,000 shares that vested on July 14, 2000. On November 7, 2000, he received a second restricted stock grant of 100,000 shares of which 25 percent vested immediately and the remainder of the grant vests or has vested on each of January 1, 2001, 2002, and 2003.

  On August 20, 2001, Mr. Garcia received a restricted stock grant of 10,000 shares and on December 6, 2000, Mr. McLay received a restricted stock grant of 2,500 shares. These restricted stock grants vest in equal increments (25 percent per year) on each of the first four anniversaries of the grant date.

  On February 5, 1999, Mr. Kocol received a restricted stock grant of 2,500 shares, which would vest in six years from the date of grant unless accelerated by the Compensation Committee. Pursuant to negotiations regarding his continued employment, the Compensation Committee accelerated the vesting of 1,666 of these shares on September 27, 2001 and the remaining 834 shares on February 5, 2002.

  A holder of shares of restricted stock has all the rights of a stockholder, including the right to receive dividends, if any.

(5)
Amounts shown for 2001 include: (a) premiums paid by StorageTek for Executive Group Term Life Insurance: Mr. Martin, $40,616; Mr. Garcia, $273; Mr. Kocol, $3,998; Mr. McLay, $1,660; and Mr. Taafe, $1,350; (b) preferential interest (that portion of interest that is at above-market rates under the rules of the Securities and Exchange Commission) earned on deferred compensation: Mr. Kocol, $8,057; (c) matching contributions made by StorageTek during fiscal year 2001 to StorageTek's 401(k) plan: Mr. Martin, $8,500; and Mr. Kocol, $7,592; and (d) $7,081 in company matching contributions for Mr. Kocol to StorageTek's deferred compensation plan.

(6)
Amount includes $138,159 related to Mr. Martin's relocation to Colorado.

Stock option grants table

The following table sets forth information regarding stock options to purchase shares of the common stock granted to the Named Executive Officers during the fiscal year ended December 28, 2001.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year 2001	Exercise Price ($ per share)	Expiration Date	Grant Date Present Value ($)(2)
Patrick J. Martin	160,000	3.8	12.19	04/30/2011	1,197,280
Angel P. Garcia	70,000	1.7	13.99	08/20/2011	601,153
Robert S. Kocol	58,000	1.4	12.19	04/30/2011	434,014
Michael R. McLay	55,000	1.3	12.19	04/30/2011	411,565
Bruce S. Taafe	0	N/A	N/A	N/A	N/A

(1)
The non-qualified stock options described in the table above were granted under StorageTek's Amended and Restated 1995 Equity Participation Plan, as amended. The exercise price is equal to the fair market value per share of the common stock on the grant date. The stock options vest in equal increments (25 percent per year) on each of the first four anniversaries of the grant date. Vesting is accelerated upon the occurrence of certain events. See "EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS."

(2)
Grant date present value is calculated using a modified Black-Scholes pricing model assuming: (a) expected life of option, 4.13 years; (b) volatility, 78.57 percent; (c) annual rate of quarterly dividends, 0.0 percent; and (d) risk-free rate, 4.46 percent. The modified Black-Scholes Model is one of the Securities and Exchange Commission's accepted methods of calculating grant date value and does not represent our estimate or projection of future stock prices.

Stock option exercises and year-end value table

The following table sets forth information regarding stock options exercised by the Named Executive Officers during the fiscal year ended December 28, 2001, and options held by them at fiscal year-end 2001.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In- the-Money Options at FY-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Patrick J. Martin	0	N/A	500,000/660,000	4,208,500/5,534,900
Angel P. Garcia	0	N/A	0/70,000	0/454,300
Robert S. Kocol	0	N/A	68,488/136,480	28,600/480,820
Michael R. McLay	0	N/A	39,756/113,041	164,290/919,583
Bruce S. Taafe	0	N/A	0/0	0/0

(1)
The value of unexercised in-the-money options is calculated based on the market value of the underlying securities on December 28, 2001, minus the exercise price. The market value of the StorageTek common stock on December 28, 2001 was $20.48 per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment agreement with Patrick J. Martin

StorageTek and Mr. Martin, its Chairman of the Board, President and Chief Executive Officer, entered into a four-year employment agreement effective July 11, 2000. The agreement automatically extends for up to two one-year periods unless either party gives notice of termination. Pursuant to its terms, Mr. Martin is entitled to: (i) an annual base salary of $800,000, subject to increase by the Board; (ii) a Management by Objective ("MBO") cash bonus potential (ranging from 100 to 350 percent of base salary, depending upon company performance); (iii) an unfunded, individual deferred compensation plan; (iv) other benefits and perquisites; and (v) severance benefits upon an involuntary termination, including: (a) two times salary and two times target bonus (three times if upon a change of control); (b) accelerated vesting of all stock options and shares of restricted stock; (c) a period of 10 years from grant date to exercise stock options; and (d) reimbursement for any loss on the sale of Mr. Martin's then-principal residence and other relocation expenses, grossed up for taxes. Payment of any severance is conditioned upon Mr. Martin executing a settlement and release agreement. The agreement also contains a two-year non-compete, non-solicitation period after an involuntary termination. Upon a voluntary termination by Mr. Martin or if StorageTek terminates Mr. Martin for cause, Mr. Martin will receive compensation only through the date of termination and Mr. Martin will have 180 days to exercise his vested stock options.

Involuntary termination means: (i) termination by StorageTek for reasons other than cause; (ii) disability; (iii) without Mr. Martin's consent, the relocation of his job, reduction of his salary or target bonus or a significant reduction of his duties and authorities; or (iv) any action by StorageTek that could substantially diminish the aggregate value of benefits provided to Mr. Martin.

Change of control means the occurrence of any of the following events: (i) the acquisition of 35 percent or more of the total voting power represented by StorageTek's then-outstanding voting securities; (ii) a change in the majority of the Board of Directors; (iii) a merger or consolidation, unless StorageTek's stockholders own at least 51 percent of the total voting power of surviving entity; or (iv) the approval by the StorageTek stockholders of a plan of complete liquidation of the company, or the sale or disposition by StorageTek of all or substantially all the company's assets.

Cause means: (i) conviction of a felony involving moral turpitude or fraud against StorageTek; or (ii) willful gross neglect or willful gross misconduct in carrying out the duties described in Mr. Martin's agreement, resulting in material economic harm to StorageTek.

Under the terms of his agreement, Mr. Martin received a $2,000,000 signing bonus in 2000; guaranteed cash bonuses of $400,000 for 2000 and $800,000 for 2001; certain relocation benefits including expense reimbursement and a $64,000 fixed payment grossed up for taxes; stock options to purchase 1,000,000 shares of common stock, 25 percent of which vested immediately, with the remainder vesting over three years; and 200,000 shares of restricted common stock, of which 175,000 have vested, with the remaining 25,000 shares vesting on January 1, 2003.

Severance agreements

StorageTek has entered into severance agreements with Messrs. Garcia, Kocol and McLay. Under the terms of the severance agreements, upon an involuntary termination, the executive officer will be paid a lump-sum cash severance payment equal to one times the executive officer's base salary, plus one times the executive officer's target bonus, plus three months of group health benefits premiums. Except for equity awarded under StorageTek's Leveraged Equity Acquisition Program ("LEAP") and certain other specifically identified equity awards, upon an involuntary termination: (i) the executive officer is entitled to accelerated vesting of restricted stock; and (ii) if the involuntary termination occurs within 24 months after a change of control, the executive officer is also entitled to accelerated vesting of stock options. Stock options and restricted stock that are granted in connection with LEAP (and certain other specifically identified equity awards) will vest in the event of an involuntary termination due to a reduction in force within 24 months after a change of control. The severance agreement also contains a 12-month non-compete and an 18-month non-solicitation period after termination. Payment of any severance is conditioned upon the executive officer executing a settlement and release agreement. In the event Mr. McLay receives a severance payment, he is also entitled to reimbursement of expenses related to his family's relocation to Canada.

Involuntary termination generally means termination by StorageTek for reasons other than cause or a material reduction in the executive officer's base salary and target bonus opportunity. Involuntary termination generally does not include voluntary termination, retirement, death or disability. Cause generally means: (i) failure to perform duties and responsibilities as an employee of the company; (ii) negligence or dishonesty in the performance of duties; or (iii) engaging in conduct that materially injures the company or conflicts with its interests.

Change of control generally means the occurrence of any of the following events: (i) the acquisition of 50 percent or more of the total voting power represented by StorageTek's then-outstanding voting securities; (ii) a merger or consolidation, unless StorageTek's stockholders own at least 50 percent of the total voting power of the surviving entity; or (iii) the approval by the StorageTek stockholders of a plan of complete liquidation of the company, or the sale or disposition by StorageTek of all or substantially all the company's assets.

Material employment terms with Named Executive Officers, other than the CEO

	Angel P. Garcia, Vice President, Growth Markets and Global Services	Robert S. Kocol, Corporate Vice President and Chief Financial Officer	Michael R. McLay, Vice President, U.S./Canada Sales and Services
Annualized salary(1)	$350,000	$305,000	$275,000
Guaranteed bonus	$279,500 upon hire; 100% of pro-rata target bonus for 2001	None	$75,000 upon promotion to executive officer
Equity incentives	10,000 shares of restricted stock	Grant of up to 14,500 shares of restricted stock in each of 2002, 2003 and 2004	Stock options to purchase 15,000 shares of common stock and 2,500 shares of restricted stock
(1)
Salary is the executive officer's current annualized salary and may be increased by the Compensation Committee.

The bonus potential for each of the executive officers in the table above is 60 percent of base salary at target performance. The actual percentage of base salary received as bonus may be more or less than this percentage, depending upon performance. All of these executive officers currently participate in LEAP.

In July 2001, StorageTek and Mr. Kocol entered into a Restricted Stock Award Agreement under which Mr. Kocol is guaranteed annual restricted stock awards during the period 2002 to 2004 of up to 14,500 shares, with the actual amount awarded to be based upon StorageTek's performance.

Mr. Taafe was employed as Vice President and General Manager, International Sales and Services, from July 1, 2001 to December 31, 2001 under letter agreements providing for the payment of $500,000 cash compensation and the reimbursement of relocation expenses and temporary living accommodations. StorageTek plans to enter into a consulting agreement for 2002 under which Mr. Taafe will provide consulting services, which relate primarily to StorageTek's Asia-Pacific and Latin America sales and services. The agreement will provide for the payment of $140,000 plus the reimbursement of expenses.

INDEBTEDNESS OF MANAGEMENT

During the fiscal year 2001, two executive officers of StorageTek were indebted to the company in an amount in excess of $60,000.

In April 2000, StorageTek provided a three-year loan bearing interest at the rate of 8.5 percent per annum to Alain Andreoli, its then-current Corporate Vice President and General Manager, International Operations and Global Services, in the principal amount of $300,000 to assist in his relocation to Colorado. Mr. Andreoli ceased to be an employee of StorageTek in June 2001, at which time he paid to StorageTek the aggregate principal amount of the loan, less amounts previously forgiven under the terms of the loan, along with accrued interest. The largest principal amount outstanding on the loan during fiscal year 2001 was $200,000.

In May 2001, StorageTek provided two loans to Mr. McLay, one in the principal amount of $390,000 and the other in the principal amount of $160,000, to assist in his relocation to Colorado. Interest accrues on each loan at the rate of 4.63 percent per annum on the outstanding principal amounts. The principal and accrued interest on the loans are due on the earliest of: (i) May 10, 2004; (ii) his termination as an employee of StorageTek; and (iii) for the $390,000 loan, the sale of his home in Canada. During fiscal year 2001, the largest aggregate outstanding principal amount on the loans was $550,000, which was also the aggregate principal amount outstanding at fiscal year end.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain persons, including StorageTek's directors and Section 16 officers, to file reports of ownership and changes in ownership of StorageTek's securities with the Securities and Exchange Commission. Based upon our review of the reporting forms received by it, and written representations that it received from certain persons that no Form 5 reports were required to be filed by those persons, we believe that all filing requirements applicable to the directors, officers and greater than 10 percent stockholders were complied with in a timely manner for 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the current members of the Compensation Committee or the Compensation Chairman Committee is, or has ever been, an employee of StorageTek. There were no "Compensation Committee Interlocks" during fiscal 2001.

In May 2001, the Board of Directors created two new committees, the CEO Committee and the Compensation Chairman Committee, that are authorized to issue stock options and restricted stock grants to employees. The CEO Committee, of which Mr. Martin is the sole member, has authority to grant equity awards, subject to certain share number limits, only to employees who are not executive officers. The Compensation Chairman Committee, of which Mr. Lee, a non-employee director, is the sole member, has authority to grant awards to executive officers.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION1

1
The information provided in this report is expressly excluded from incorporation by reference into any filings with the Securities and Exchange Commission.

Compensation of the CEO is approved by the Board of Directors, upon recommendation of the Human Resources and Compensation Committee (the "Compensation Committee"). Compensation of the other executive officers is determined by the Compensation Committee and the Compensation Chairman Committee.

I.    Guiding Principles for Executive Compensation

A.
Pay for achievement of results based on company and individual performance;

B.
Compensate competitively to attract, motivate and retain qualified executive officers;

C.
Use equity programs to align compensation of executive officers with shareholder interests; and

D.
Provide total compensation consisting of at-risk and fixed elements.

II.    Total Compensation

At-risk compensation consists of an annual cash bonus, stock options and restricted stock. Fixed compensation elements are base salary, benefits and perquisites, fixed or guaranteed bonuses for newly hired or promoted executive officers, and severance benefits.

There were significant changes to StorageTek's executive management team in 2001. With these changes, the Compensation Committee approved total compensation (including cash and equity compensation) for executive officers in 2001 designed to be more competitive with the market and to compensate newly hired executives for the loss of benefits provided by their prior employer. The Compensation Committee generally seeks to pay annual cash compensation (base salary and annual bonus) between the 50th and 75th percentiles of the annual cash compensation paid by a relative comparator group consisting of selected companies in the computer peripheral industry or the same geographic location as StorageTek.2 Because the annual bonus is based upon performance, the actual annual cash compensation earned may vary from these percentiles.

2
The relative comparator group for cash compensation includes some companies that are used in the peer group for the stock price performance graph under "Performance Graph" and some that are not in the peer group.

A.
At-Risk Compensation

Despite the economic decline and other significant adverse events during 2001, StorageTek's financial performance improved and shareholder value increased relative to the performance of its competitors during 2001 and the company's performance in prior years. The continued desire to attract, retain and motivate key employees using the company's at-risk compensation programs was also considered by the Compensation Committee. Based on these factors, the Compensation Committee decided in February 2002 to award annual cash bonuses and certain equity incentives above that which would otherwise be payable under StorageTek's performance-based compensation programs.

  1.
  Annual Bonus

In 1999, StorageTek's stockholders approved a Management by Objectives Bonus Plan ("MBO Plan"). The MBO Plan provides executive officers an opportunity for an annual bonus based upon company and individual performance goals. The bonus may be paid in cash and/or equity incentives, as determined by the Compensation Committee. For each fiscal year, the Compensation Committee determines the award levels, performance goals for the specified award levels and the formula for determining actual awards, using the performance measures as variables. Bonus potential is stated as a percentage of annual base salary.

The 2001 MBO program included minimum, target and stretch levels. The performance metrics for 2001 bonus pool funding were net after tax income and return on assets. The formula for determining actual awards was based on company and individual performance goals related to revenue growth, improved profitability, reduced employee turnover and customer satisfaction. Potential MBO bonuses ranged from 25 percent of annual base salary at the minimum level to up to 75 percent at stretch level for executive officers, excluding the CEO. Based on actual company performance during 2001, performance metrics were met at a minimum level and MBO bonus awards would have ranged from 34 percent to 41 percent of base salary. In consideration of the factors described in this report, bonus payments outside of the MBO program were approved in February 2002 above the amounts calculated based on the performance metrics, ranging from 48 percent to 68 percent of base salary. Variations in actual bonus payments within that range were due primarily to individual performance or guaranteed bonus amounts for certain new hires.

  2.
  Equity Incentives

In 2001, StorageTek implemented the Leveraged Equity Acquisition Program ("LEAP"). LEAP is an equity incentive program that rewards key employees who own and hold a required amount of common stock with annual stock option or restricted stock awards. The size of the annual stock option and restricted stock awards is based on specified levels of basic earnings per share. LEAP was designed to more closely align executive compensation with shareholder interests and increase the at-risk portion of total compensation during the three-year duration of the program. All of the current executive officers (including the CEO) participate in LEAP.

To participate in LEAP, each executive officer must own, within one year of enrollment, a total number of shares of common stock equal to annual base salary divided by the price per share of common stock on the enrollment date. These shares must continue to be held for the remaining duration of LEAP. Restricted stock granted by the end of the first year of enrollment (including restricted stock granted in February 2002 under LEAP) counts toward the share ownership requirement. All executive officers (including the CEO) required to do so by the date of this report have met their applicable LEAP share ownership requirements. The LEAP share ownership requirement substantially exceeds the minimum ownership guidelines for executive officers previously established by the Compensation Committee.

Upon enrollment in LEAP, each participating executive officer received initial stock options equal to annual base salary at enrollment divided by five. Annual LEAP grants thereafter are based upon a formula using the company's basic earnings per share as the performance metric. In February 2002, based on the factors described in this report, the Compensation Committee approved the grant of restricted stock under LEAP at the same level as if the performance metrics for 2001 had been achieved at target level. If the Compensation Committee had not made this determination, no restricted stock awards would have been made under LEAP for 2001. For each executive officer, the number of shares of restricted stock awarded for 2001 equaled his or her base salary at enrollment divided by 30.

The only other equity incentives granted to executive officers during 2001 were stock options or restricted stock for new hires. The Compensation Committee values stock options and restricted stock as of the grant date using a modified Black-Scholes model for stock options and fair market value of the common stock for restricted stock. The value of equity incentives was factored into the total compensation determination for each executive officer. Vesting of 2,500 shares of restricted stock was accelerated for an executive officer during 2001 as part of the negotiations regarding his continued employment with StorageTek.

B.
Fixed Compensation

In February 2001, the Compensation Committee approved annual salary increases for executive officers based upon: (1) cost of living; (2) individual performance; and/or (3) market competitive cash compensation levels for the position. Increases in base salary and annual bonus potential were made for two executive officers in July 2001 in connection with their promotions. As part of StorageTek's cost containment efforts in 2001, all salary increases were deferred until September 2001.

To attract or retain qualified candidates, the newly hired or promoted executive officers earned fixed cash bonuses for 2001, resulting in higher levels of fixed compensation for these officers during 2001. Executive officers are also entitled to certain severance benefits upon involuntary termination under the severance agreements approved by the Compensation Committee in 2001. The Compensation Committee approved the agreements to assure management continuity in the event of a change of control and to provide greater consistency in severance benefits among executive officers. These severance agreements generally contain more extensive severance benefits than those provided in the officers' offer letters or prior employment agreements. Executive officers may participate in the benefit programs made generally available to salaried employees and receive additional company-paid benefits and perquisites offered only to executive officers.

III.  CEO Compensation

The CEO's compensation is determined primarily by his July 11, 2000 employment agreement. For 2001, the CEO earned: (1) an annual base salary of $800,000 (which was not increased during 2001 from his July 2000 starting salary); (2) an annual cash bonus of $1,000,000 (consisting of a guaranteed minimum bonus of $800,000 under his employment agreement and $200,000 based on the Compensation Committee's assessment of the CEO's contribution to the improvement in the company's financial performance and shareholder value relative to the performance of its competitors during 2001 and the company in prior years; (3) a one-time cash compensation adjustment of $70,000 pending implementation of a separate deferred compensation plan in 2002; and (4) 160,000 stock options granted in 2001 upon enrollment in LEAP and 26,666 restricted shares granted in February 2002 under LEAP. For the reasons stated in this report, in February 2002, the Compensation Committee approved the grant of restricted stock to LEAP participants (including the CEO) at the same level as if the performance metrics for 2001 had been achieved at target level. A separate deferred compensation plan for the CEO was adopted in January 2002 as an alternative to and in satisfaction of the deferred compensation trust provisions in the CEO's July 11, 2000 employment agreement.

IV.  Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the company's tax deduction to $1,000,000 for compensation paid in any tax year to the Named Executive Officers, unless the "performance-based" requirements of Section 162(m) are met. The Compensation Committee's policy is to qualify executive compensation for tax deductions while maintaining flexibility to approve non-deductible compensation as it deems appropriate to attract, retain and motivate executive officers. Consequently, executive compensation will not always qualify for tax deductibility. For example, restricted stock grants generally do not qualify for tax deduction under Section 162(m). Stock options generally do qualify for tax deductibility. The MBO Plan is generally designed to qualify for tax deductions. The cash bonus payments approved in February 2002 for fiscal 2001 outside of the MBO Plan did not meet the requirement. Non-deductible compensation paid during 2001 did not exceed $1,000,000 for any of the Named Executive Officers except the CEO. Except for the CEO, all compensation paid during 2001 to the Named Executive Officers was deductible.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Robert E. Lee, Chairman James R. Adams (since March 2001) William L. Armstrong William T. Kerr

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Storage Technology Corporation (the "Audit Committee") has reviewed and discussed with management the company's audited consolidated financial statements for the fiscal year ended December 28, 2001 (the "2001 Financial Statements").

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company's independent auditors ("PwC") the matters required to be discussed by Statement on Auditing Standards 61.

The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited 2001 Financial Statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 28, 2001 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Richard C. Steadman, Chairman James R. Adams (through March 2001) William R. Hoover Robert E. La Blanc

INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP ("PwC") served as StorageTek's independent accountants for the fiscal year ended December 28, 2001. The Board of Directors has approved the engagement of PwC to serve as independent accountants for the fiscal year ending December 27, 2002.

A representative of PwC is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.

FEES PAID TO INDEPENDENT ACCOUNTANTS

Audit fees

Audit fees for PwC's audit of StorageTek's annual financial statements for fiscal year 2001 and its limited reviews of the company's unaudited quarterly financial statements for fiscal year 2001 were $810,000.

Financial information systems design and implementation fees

During fiscal year 2001, PwC did not provide any services relating to the design or implementation of financial information systems.

All other fees

Other fees of $1,870,000 during fiscal year 2001, as follows:

Audit-related services	$1,285,000	(1)
Income tax compliance and related tax services	$585,000	(2)

(1)
Including statutory audits for foreign subsidiaries, fees related to supporting internal auditing activities, employee benefit plans audits, and accounting consultations.

(2)
Including tax consultation, expatriate administration, tax return preparation, and other consultations.

The Audit Committee considered the provision of non-audit services by PwC and determined that such services were compatible with maintaining PwC's independence as principal accountant.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on StorageTek's common stock during the five years ended on December 31, 2001, with the cumulative total return on the S&P 500 Index and the S&P Computer Hardware Index. The comparison assumes $100 was invested on December 31, 1996 in StorageTek common stock and in each of the indices and assumes reinvestment of dividends, if any. Note that historic stock price is not necessarily indicative of future stock price performance. The Performance Graph is expressly excluded from incorporation by reference into any filings with the Securities and Exchange Commission.

	DATA POINTS
	1996	1997	1998	1999	2000	2001
Storage Technology Corporation	100	130	150	78	38	87
S&P 500 Index	100	133	171	208	189	166
S&P Computer Hardware Index	100	146	256	370	235	231

OTHER MATTERS

StorageTek has not received notice from any stockholder to present a proposal from the floor of the Annual Meeting and StorageTek does not know of any other matters that will be presented at the Annual Meeting. If any other business matters properly come before the Annual Meeting for consideration, the proxy holders intend to use their discretionary voting authority in accordance with their judgment.

DEADLINES FOR STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

If you want to present a proposal at the 2003 Annual Meeting and want to have that proposal considered for inclusion in StorageTek's Proxy Statement, you must notify StorageTek in writing on or before December 17, 2002.

If you wish to present a matter at the 2003 Annual Meeting that you do not wish to have included in the Proxy Statement, you must notify StorageTek (by mail or personal delivery of notice) on or after January 16, 2003, but on or prior to February 15, 2003. If you give notice outside this period, you will not be permitted to present the proposal at the annual meeting. You must include in your notice a brief description of the business and reason for conducting such business at the annual meeting in question; your name and address (or the registered holder); the number of shares of StorageTek common stock that you (or the registered holder) own; and any material interest you have in the proposal you are making.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy R. Schulte Assistant Secretary
Louisville, Colorado April 16, 2002

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
STORAGE TECHNOLOGY CORPORATION
2002 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Patrick J. Martin, Robert S. Kocol and Thomas G. Arnold, and each of them, as the lawful agents and proxies of the undersigned (with full power of substitution), to represent the undersigned and to vote, as specified herein, all shares of the common stock of Storage Technology Corporation (StorageTek) standing in the undersigned's name as of the record date at the Annual Meeting of Stockholders of Storage Technology Corporation to be held on May 23, 2002, and any adjournment or postponement thereof, and, in their discretion, upon such other matters that may properly come before the meeting.

To vote by Internet or by telephone, please see the attached instructions. To vote by mail, please complete, sign and date this card on the reverse side and mail in the enclosed envelope. The shares represented by this Proxy will be will be voted in accordance with the instructions given, or, if no contrary direction is indicated, will be voted FOR all of the nominees for director listed in Proposal 1 and AGAINST each of Proposals 2, 3 and 4, the stockholder proposals.

(To Be Signed on Reverse Side)

The Board of Directors unanimously recommends a vote "FOR" all nominees listed in Proposal 1.

1.	Election of directors.
	James R. Adams	William L. Armstrong	Charles E. Foster	William T. Kerr
	Robert E. La Blanc	Robert E. Lee	Patrick J. Martin	Richard C. Steadman
☐ FOR All Nominees (except as indicated below)
☐ WITHHOLD from all Nominees
☐ WITHHOLD AUTHORITY to vote for the nominees listed below:

The Board of Directors unanimously recommends a vote "AGAINST" Proposals 2, 3 and 4.

2.	Approval of a stockholder proposal regarding cumulative voting for the election of directors.
FOR ☐ AGAINST ☐ ABSTAIN ☐
3.	Approval of a stockholder proposal regarding prior notice of stockholder nominees.
FOR ☐ AGAINST ☐ ABSTAIN ☐
4.	Approval of a stockholder proposal regarding two nominees for each directorship position to be filled.
FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting.

Please mark, date, sign, and return this Proxy promptly using the enclosed pre-paid envelope.

SIGNATURE(S)	SIGNATURE(S)
DATE

Please mark, date and sign this Proxy exactly as your name appears on this card. In case of joint ownership, each joint owner should sign. If you are acting as a trustee, executor, attorney-in-fact or in some other representative capacity, please indicate beneath your signature your title and for whom you are signing this Proxy.

ANNUAL MEETING OF STOCKHOLDERS
of
STORAGE TECHNOLOGY CORPORATION
May 23, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY INTERNET
Please access the Web page at www.voteproxy.com and follow the on-screen instructions. Have your Control Number available when you access the Web page.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your Control Number and the proxy card available when you call.

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

YOUR CONTROL NUMBER IS